Exhibit 10.67
Description of Non-Equity Incentive Compensation
Under the Employment Agreement of Robert P. Cummins
          Under the terms of his Employment Agreement dated August 5, 2005, Robert P. Cummins, our Chief Executive Officer during fiscal 2007 until his resignation on November 17, 2006, was eligible to receive an annual base salary of $600,000 and was eligible to earn a bonus up to 80% to 110% of his annual base salary based on his achievement of specified performance goals established by the Compensation Committee (the “Committee”) of our Board of Directors (the “Board”).
          At the outset of fiscal 2007, the Committee established the following goals for the determination of Mr. Cummins’ bonus amount:
•	50% of the target bonus amount is based on corporate achievement of a revenue plan approved by our Board;

•	25% of the target bonus amount is based on corporate achievement of an earnings plan approved by our Board; and

•	25% of the target bonus amount is based on personal achievement of performance measures.
          The Committee also approved a staged payment plan for the revenue and earnings portions of the bonus, as follows:
•	50% of the revenue or earnings portion of the bonus is payable on corporate achievement of 85% of the revenue or earnings plan, respectively;

•	60% of the revenue or earnings portion of the bonus is payable on corporate achievement of 90% of the revenue or earnings plan, respectively; and

•	75% of the revenue or earnings portion of the bonus is payable on corporate achievement of 95% of the revenue or earnings plan, respectively.
            For fiscal 2007, our Board approved a revenue plan of $151,640,000 and an earnings plan of ($15,153,000).